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                                                                       EXHIBIT 2




                                VOTING AGREEMENT

        THIS AGREEMENT is made and entered into as of this 2th day of August, 1997 , by and among Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation (the "Company"), Sun Pharmaceutical Industries Limited, a publicly-traded Indian company ("Sun"), David A. Hagelstein as Trustee of the TTEE David A. Hagelstein Trust, u/a/d 10/27/93 ("Hagelstein") and Jay F. Joliat as Trustee of the Jay F. Joliat Qualified Terminable Interest Marital Trust, u/a/d 4/8/82 ("Joliat"). Hagelstein and Joliat are sometimes hereinafter collectively referred to as the "Group." Sun, Hagelstein and Joliat are sometimes hereinafter collectively referred to as the "Stockholders" and individually as a "Stockholder." Certain capitalized terms used herein are defined in Paragraph 13 hereof.

        WHEREAS, the Company and Sun intend to enter into a stock purchase agreement pursuant to which Sun will acquire 5.3 Million Shares of Common Stock of the Company (the "Stock Purchase Agreement").

        WHEREAS, it is intended that the Stock Purchase Agreement will require that the parties enter into a Voting Agreement with regard to the selection and election of directors of the Company.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

        1. EFFECTIVE DATE. This Agreement shall automatically become effective upon sending First remittance by Sun as per the Stock Purchase Agreement.

        2. BOARD OF DIRECTORS, COMMITTEES AND BYLAWS.

           (a) From and after the consummation of the Stock Purchase Agreement and until the provisions of this Paragraph cease to be effective, each Stockholder shall vote all of his or its Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his or its control (whether in the capacity as a stockholder, director, member of a board committee, or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) and the Company shall take

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                 all necessary and desirable actions within its control
                 (including, without limitation, calling special board and stockholders meetings) so that:
                 (i) The authorized number of directors on the Board of Directors of the Company (the "Board") shall be established at not less than five (5) and no more than eleven (11) directors.

                 (ii)   The following persons shall be elected to the Board:


                        A. Six (6) individuals (the "Sun Directors") designated by Sun;

                        B. One (1) individual (the "J Director") designated by Joliat;

                        C. One (1) individual (the "H Director") designated by Hagelstein; and

                        D. Three (3) individuals ("Independent Directors") to be appointed with the mutual consent of J & H and Sun (Joliat and Hagelstein are hereinafter collectively referred to as the "Non-Sun Directors").

                 (iii) Each of the three classes of directors (whose current terms expire in 1997, 1998 and 1999) shall have as close to one-third (1/3) Sun Directors and one-third (1/3) Non-Sun Directors and one-third (1/3) Independent Directors as feasible.

                 (iv) Special meetings of the Board may be called only by the Chairman of the Board, the Chief Executive Officer, the Executive Committee or by a majority of the Board.

                 (v) The Board shall elect a Chief Executive Officer selected by Sun who shall report to the Board. Conditions of his employment and his removal and replacement will be as per the Board's directions.

                 (vi) The Board shall elect a Chairman of the Board selected by Sun from time to time from one of the Sun Directors.

                 (vii) With respect to shareholder votes to remove a director, the Group will vote in accordance with Sun's directions with respect to Sun Directors, and Sun will vote in accordance with the directions of Joliat with respect to J Director and in accordance with directions of Hagelstein with respect to H Director.


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                 (viii) With respect to other shareholders votes, the Group will vote in accordance with Sun's directions with respect to any matter relating to the investment, merger, alliance, share dilution, appointment of key employees, major restructuring or reorganizing, bank borrowing, funding or giving credit. However, any matter related to capitalization needing shareholders approval will be such that it will not affect the relative voting and ownership position of the Group in relation to Sun's voting and ownership position. Any such change must have the same proportionate effect on Sun as it has on the Group.

                 (ix) In the event that any representative designated hereunder by Sun under clause (ii)(A) above ceases to serve as a member of the Board, the resulting vacancy on the Board shall be filled by a representative designated by Sun.

                 (x)    In the event that any representative designated
                        by Joliat and   Hagelstein, respectively, under clause
                        (ii)(B) or (ii)(C) above ceases to serve as a member of the Board, the resulting vacancy on the Board shall be filled by a representative designated by a majority of the Shares held by Hagelstein or Joliat, respectively.

                 (xi) The composition of the Board of Directors of any Subsidiary of the Company shall be the same as that of the Board.

                 (xii) The Executive Committee of the Board shall be established at three (3) directors. The Executive Committee will exercise all powers and authority of the Board in management of the business and affairs of the Company, subject to statutory restrictions.

                 (xiii) The following persons shall be elected by the Board to the Executive Committee:

                        A.   Two (2) Sun Directors designated by Sun; and

                        B. One (1) Non-Sun Director designated by a majority of the Shares of the Group.

                 (xiv) Removal from the Executive Committee (with or without cause) of any Sun Director designated by Sun under clause (xiii)(A) above shall be at Sun's sole determination.


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                 (xv)   Removal from the Executive Committee (with or
                        without cause) of any Non-Sun Director designated by the Group under clause (xiii)(B) above shall be at the Group's sole determination by a majority vote of the Shares held by the Group.

                 (xvi) In the event that any Sun Director designated to be on the Executive Committee by Sun under clause (xiii)(A) above ceases to serve as a member of the Executive Committee, the resulting vacancy on the Executive Committee shall be filled by a Sun Director designated by Sun.

                 (xvii) In the event that any Non-Sun Director
                        designated to be on the Executive Committee by the Group under clause (xiii)(B) above ceases to serve as a member of the Executive Committee, the resulting vacancy on the Executive Committee shall be filled by a Non-Sun Director designated by a majority of the Shares held by the Group.

                 (xviii)The composition of the executive committee of
                        any Subsidiary of the Company shall be the same as that of the Executive Committee of the Company.

                 (xix)  The rights of the parties hereto shall
                        be modified as set forth below in the that Sun sells within a period of four (4) years from the date of this Agreement, its shares which exceed in the aggregate, 30% of the outstanding shares of Caraco at the time of such sale to any person other than an affiliate of Sun, or in other words, if at any time, as a result of a sale of shares to any person other than an affiliate of Sun, Sun's ownership falls below 30% of the then outstanding shares of Caraco ("a 30% threshold event"); or if Sun defaults as defined in Paragraph 5 of the Stock Pledge Agreement. If, however, Pledgor cannot make any timely payment due to reasons beyond its control, such as Reserve Bank of India's balance of payment situation or any other similar reasons or force majeure, for a period of six (6) months from the due date of a payment, the company will not exercise any of its rights or remedies for this period of six (6) months. Payments within these six (6) months will be treated as a timely payment. Upon the occurrence of a 30% threshold event, or a default as cited above, the Board of Directors shall be reconstituted in accordance with the proportionate share holdings of each of the Stockholders in relation to the total shares outstanding (but Board representation may not, in any case, be less favorable to the Non-Sun Director Group immediately prior to such occurrence as a result of such reconstitution). This reconstitution of the Board will not effect the

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                        number of Independent Directors.  The Chief
                        Executive Officer and the Chairman of the Board shall be elected from one of the Non-Sun Directors selected by the majority of the shares held by the Group. Upon the occurrence of a 30% threshold event or a default as defined, the Executive Committee shall be reconstituted so that it consists of one (1) Sun Director selected by Sun and two (2) Non-Sun Directors selected by a majority of the Shares held by the Group. Also, upon the occurrence of a 30% threshold event, or a default as defined, the transfer restriction cited in Section 4(a) below shall be modified to permit each of the individual members of the Group to sell a like cumulative percentage proportion of the shares beneficially owned or controlled by each respective member as that which Sun cumulatively anticipates selling the relation to that amount which Sun holds immediately prior to such an occurrence. Sun and the Group shall participate concurrently on a pro-rata basis in like percentage proportions to their respective total holding in any such sale (for example: if Sun anticipates cumulatively selling 40% of their holders (which would trigger this 30% threshold event), Sun would notify the Group of such intent and allow the members of the Group to simultaneously sell their shares up to 40% of their respective holdings). Notwithstanding the above, or any language that may be to the contrary elsewhere in this Agreement, in the event that Sun owns 10% or less of the outstanding Shares of Caraco, all of the provisions of this Agreement shall terminate and be of no further force or effect. Sun may, however, make bonafide pledge of any number of its shares, without attracting provisions of this Clause.

                 (xx) The Company shall pay the reasonable out-of-pocket expenses incurred by each Director in connection with attending the meetings of the Board, the board of directors of any Subsidiary and any committee of the Board of Directors.

                 (xxi) The Bylaws shall be amended, as applicable, in accordance with the provisions of this Paragraph 2.

         3.      TERM.      Unless terminated earlier pursuant to the
provisions of Paragraph 2(xix), this Agreement shall terminate and be of no further force or effect from and after the fourth anniversary hereof.

         4.      TRANSFER.

         (a) Each of the members of the Group agrees, except with the consent of Sun, for a period of four (4) years from the date of this Agreement, not to sell or otherwise dispose of his Shares except to an Affiliate which specifically agrees in writing to be bound by the terms of this Agreement. Members of the Group may, however, make a bona fide pledge of their Shares if Pledgor agrees to be bound by the terms of this


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                 Agreement and also agrees to bind any subsequent person(s)
                 claiming through him. Notwithstanding the foregoing, the above restrictions shall terminate in the event of (i) any sale of Shares by Sun to anyone other than an Affiliate, (ii) approval by the Board of the Company of a merger, consolidation, or sale of substantially all of the assets of the Company to another entity, or (iii) a tender offer for Shares.

         (b) Each of the members of the Group agrees that for a subsequent three-year period after the expiration of the first four years of this Agreement, that if an when he (or any person claiming through or under him) decides to sell any of their Shares anywhere and to any person or entity other than through the open public market on the established Stock Exchange where the Company's stock is regularly traded, he will first offer the same exact transaction with the same exact terms and conditions to Sun or its nominee(s). The price of shares for such transaction shall not exceed 25% higher than the prevailing market price, that is the average price of at least 10 days closing prices on the Stock Exchange where the shares are listed. If Sun or its nominee(s) does not purchase the same within 60 days of the receipt of such offer from a member of the Group, then such member shall be free to sell the said shares to anyone.

         (c) Each of the members of the Group agrees, that for a subsequent three-year period after the expiration of the first four years of this Agreement, that if and when he (or any person claiming through or under him) decides to sell any of their Shares, he will first offer such shares to Sun or its nominee(s) at the then prevailing market price. If Sun or its nominee(s) does not purchase same within 60 days of the receipt of such offer from a member of the Group, then such member shall be free to sell the said shares to any person or entity he wishes. "Prevailing market price" shall mean the average price of the last 10 days closing prices on the established Stock Exchange where the Company's stock is regularly traded. If there is no public market for the shares at the time a member of the Group wishes to sell his shares as a result of the Company being delisted and/or otherwise not quoted on any recognized exchange, the price that will be used shall be determined by:
                 (i) the average of two independent appraisals. One appraisal to be performed by a certified appraiser selected by Sun, and one appraisal to be performed by a certified appraiser selected by the selling member(s) of the Group with the two appraisals not to differ by more than 25% in relation to the higher of the two appraisals. If the two appraisers cannot agree on a valuation with this allowable deviation, then a third appraisal shall be performed by an independent appraiser from any one of the "Big Six" accounting firms that is mutually satisfactory to both parties. The average of the three appraisals shall then be the valuation used. To encourage a good faith attempt at arriving at a fair market value for the Shares to be sold, both parties will share equally in the cost of this valuation process; or (ii) a mutually agreed upon price satisfactorily negotiated between the two parties.

         (d) For a period of seven years from the date of this Agreement no member of the Group shall sell or otherwise transfer its Shares to any competitor or distributor or buyer or seller or business associate of the Company without the consent of Sun.

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         5.      AMENDMENT AND WAIVER.  Except as otherwise provided herein, no modification, amendment or waiver of any provisions of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved by each of (i) the Company, (ii) Sun, and the holder of a majority of shares held by the Group. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each and every provision of the Agreement in accordance with its terms.

         6. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         7. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete Agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral which may be related to the subject matter hereof in any way.

         8. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same Agreement.

         9. REMEDIES. The Stockholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that a Stockholder may in his or its sole discretion apply for specific performance in order to enforce or prevent any violation of the provisions of this Agreement.

         10. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent via facsimile (receipt confirmed), mailed first class mail (postage pre-paid and receipt confirmed) or sent by reputable over-night courier service (charges pre-paid and receipt confirmed) to the Company, to Sun and to the Group at their respective addresses set forth below or the attention of such other person as the recipient party has specified by prior written notice to the sending parties. Notices will be deemed to have been given hereunder when delivered personally, upon transmitting a facsimile, three days after deposit in the U.S. Mail and one day after deposit with a reputable overnight courier service. Notices shall be sent to the following addresses:

If to Caraco:                Caraco Pharmaceutical Laboratories, Ltd.
                             1150 Elijah McCoy Drive
                             Detroit, Michigan  48202 Attn: William R. Hurd,
                             President

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With a copy to:              Fred B. Green, Esq.
                             Seyburn, Kahn, Ginn, Bess, Deitch & Serlin, P.C. 2000 Town Center - Suite 1500
                             Southfield, Michigan  48075

If to Sun:                   Sun Pharmaceutical Industries Limited
                             Synergy House, Subhanpura
                             Gorwa Road, Baroda  390-007  India
                             Attn:  Dilip Shanghvi, Managing Director



                                      and

                             Sun Pharmaceutical Industries Limited
                             3, Narayan Building, 23, L.N. Road
                             Dadar (E), Mumbai - 400 014 India
                             Attn: Sudhir Valia

With a copy to:              Michael D. Rosenthal, Esq.
                             Sonnenschein Nath & Rosenthal
                             8000 Sears Tower
                             Chicago, Illinois 60606

If to the of the Group:
                             David A. Hagelstein, as Trustee of the
                             TTEE David A. Hagelstein Trust, u/a/d 10/27/93 1411 North Woodward Avenue - Suite 313 Birmingham, Michigan 48009

                             Jay F. Joliat, as Trustee of the
                             Jay F. Joliat Qualified Terminable Interest
                             Marital Trust, u/a/d 4/8/82
                             1411 North Woodward Suite 300
                             Birmingham, Michigan  48009

         11. GOVERNING LAW. The corporate law of Michigan shall govern all issues concerning the relative rights of the Company and Stockholders. All of the questions concerning the construction, validity, and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts of Michigan.

         12. DESCRIPTIVE HEADINGS. Descriptive headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

         13.     DEFINITIONS.

         "Affiliate" of a Person means any other Person, entity or investment fund controlling, controlled by or under common control with such Person and any partner of such Person which is a partnership or, in the case of a trust, the trustee or any beneficiary of such trust.

         "Person" means an individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

         "Shares" means (i) any of the Company's capital stock purchased or otherwise acquired by any Stockholder and (ii) any securities issued or issuable directly or indirectly with respect to the


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securities referred to in clause (i) above by way of stock dividend or  stock split or in connection with a combination of Shares, recapitalization, merger, consolidation or other reorganization.

         "Subsidiary" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

         "Arbitration" Any dispute between the parties regarding any provision of this Agreement shall be resolved by binding arbitration before the London Court of International Arbitration according to its rules of commercial arbitration. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                  INDIVIDUALS:


                                  /s/ David A. Hagelstein
                                  -----------------------------
                                  David A. Hagelstein, as
                                  Trustee of the TTEE David Hagelstein
                                  Trust, u/a/d 10/27/93


                                  /s/ Jay F. Joliat
                                  -----------------------------
                                  Jay F. Joliat, as Trustee of the
                                  Jay F. Joliat Qualified Terminable
                                  Interest Marital Trust, u/a/d 4/8/82

                                  SUN PHARMACEUTICAL INDUSTRIES LIMITED


                                  By:/s/ Narendra Borkar
                                     --------------------------
                                     Narendra Borkar
                                     Its:  Director



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